Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FIRST QUARTER 2025 RESULTS

MILWAUKEE, Wis., May 6, 2025 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended March 31, 2025.

FIRST QUARTER 2025 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $135.6 million
●	GAAP Net income of $20 thousand and Non-GAAP Adjusted Net Income of $1.0 million
●	Non-GAAP Adjusted Diluted EPS of $0.04
●	Adjusted EBITDA of $12.2 million
●	Adjusted EBITDA margin of 9.0%
●	Free Cash Flow of $5.4 million
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 1.4x as of March 31, 2025

MANAGEMENT COMMENTARY

"Our strong first quarter results were  driven by the team’s execution and operational discipline. We delivered 12% sequential sales growth, margin expansion and positive free cash flow, despite softer customer demand amid continued inventory de-stocking," stated Jag Reddy, President and Chief Executive Officer. “Our focus and commitment to continuous improvement and cost discipline contributed to 140 basis-points in Adjusted EBITDA margin improvement sequentially and positions us to realize increased operating leverage as customer demand improves.”

“While near-term economic conditions remain uncertain, we believe that MEC is well positioned to benefit from evolving U.S. trade policy and the continued acceleration of onshoring of manufacturing,” said Reddy. “Our domestic footprint, supply chain and customer base limits our exposure to tariff-related risks, enabling us to remain competitive as policy shifts take hold. We are seeing strong engagement from both new and existing customers, and our business development team is actively advancing several higher-value opportunities. We remain on track to meet our goal of securing $100 million in new project awards this year.”

"Our team continues to execute on our strategic pricing, commercial growth and capital efficiency initiatives through our MBX value creation framework,” continued Reddy. “These targeted actions strengthen our foundation for sustainable, profitable growth. We've carefully positioned the Company to capitalize when demand recovers, while demonstrating our ability to generate strong profitability even in dynamic environments.”

“As a result of our continued focus on working capital efficiency, we generated $5.4 million of free cash flow during a traditionally softer free cash flow quarter,” continued Reddy. “We continued to focus on a disciplined approach to capital allocation, maintaining a lean balance sheet, exploring inorganic growth opportunities and returning capital to shareholders. During the first quarter, our net leverage was 1.4x.  Additionally, we repurchased $1.7 million of our common stock under our share repurchase program and have a remaining $17.4 under the existing authorization.”

“Looking ahead, we are maintaining our full year 2025 guidance. This is driven by strong execution and robust demand in our less cyclical Military and Other end markets, offset by softness in Commercial Vehicle, Powersports and Construction & Access.” said Reddy. “While the overall outlook remains unchanged, we recognize that increasing macroeconomic uncertainty  and evolving regulatory dynamics, may influence customer demand in the second half of the year. In anticipation of these potential shifts, we’ve proactively developed a set of operational contingency plans designed to preserve agility and optimize our cost structure across a range of demand scenarios. We are confident in our ability to navigate this dynamic environment while positioning the business for continued long-term value creation.”

PERFORMANCE SUMMARY

Net sales decreased by 15.9% year-over-year in the first quarter of 2025, due to lower customer demand across the majority of the Company’s key end markets and customer de-stocking channel inventory. This decline was partially offset by volume from new projects in the Other end market and increased after-market demand in our Military end market.

Manufacturing margin was $15.3 million in the first quarter of 2025, or 11.3% of net sales, as compared to $20.9 million, or 13.0% of net sales, in the prior year period. The year-over-year decrease in manufacturing margin was largely attributable to lower customer demand, partially offset by cost reduction activities.

Bonuses and deferred compensation expense was $3.3 million in the first quarter of 2025, as compared to $3.8 million in the prior year period. Other selling, general and administrative expenses were $8.7 million in the first quarter of 2025 as compared to $7.8 million for the same prior year period. The increase in other selling, general and administrative expenses during the first quarter primarily reflects normal wage inflation and higher costs related to compliance requirements, market analysis studies and other consulting fees.

Interest expense was $1.6 million in the first quarter of 2025, as compared to $3.4 million in the prior year period, due to a decrease in borrowings and lower interest rates relative to the prior year period.

Net income for the first quarter of 2025 was $20 thousand, or $0.00 per diluted share, versus $3.2 million, or $0.16 per diluted share, in the prior-year period.

MEC reported Adjusted EBITDA of $12.2 million in the first quarter of 2025, or 9.0% of net sales, versus $18.5 million, or 11.5% of net sales, in the prior-year period. The decrease in Adjusted EBITDA reflects lower customer demand, partially offset by cost rationalization initiatives.

First quarter Adjusted Net Income was $1.0 million, or $0.04 per diluted share, versus $4.6 million, or $0.22 per diluted share, in the prior year period. Adjusted net income reflects a decrease in income from operations, which was partially offset by lower interest expense.

Free Cash Flow during the first quarter of 2025 was $5.4 million as compared to $7.9 million in the prior year period. The decrease in Free Cash Flow was attributable to a $2.3 million decrease in net cash provided by operating activities, and a $0.2 million increase in capital expenditures.

END MARKET UPDATE

	Three Months Ended
	March 31,
	2025	2024
Commercial Vehicle	$50,877	$58,954
Construction & Access	19,524	28,446
Powersports	22,250	30,291
Agriculture	10,935	14,958
Military	8,487	7,952
Other	23,506	20,668
Net Sales	$135,579	$161,269

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $50.9 million in the first quarter of 2025, a decrease of 13.7% versus the prior-year period. The decrease in net sales to this end market during the quarter was due to an expected decline in customer demand. The Company’s organic growth strategy delivered above-market growth for this end market as overall commercial vehicle demand fell by 16.7% year-over-year during the quarter.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $19.5 million in the first quarter of 2025, a decrease of 31.4% versus the prior-year period. The decrease in sales was primarily attributable to lower customer demand and channel inventory de-stocking.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $22.3 million in the first quarter of 2025, a decrease of 26.5% versus the prior-year period. The decrease in sales was the result of reduced consumer demand, customer product rationalization, and channel inventory de-stocking.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $10.9 million in the first quarter of 2025, a decrease of 26.9% versus the prior-year period. The decrease in sales reflects lower customer demand across both large-ag and small-ag end markets as customers de-stock their inventory.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $8.5 million in the first quarter of 2025, an increase of 6.7% versus the prior-year period. The increase in net sales compared to the prior year was primarily attributable to higher service and after-market demand.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to other end markets for the first quarter of 2025 were $23.5 million, an increase of 13.7% year-over-year.

BALANCE SHEET UPDATE

As of March 31, 2025, MEC had debt outstanding of $80.6 million and total cash and availability on its senior secured revolving credit facility of $203.21 million. During the first quarter of 2025, the Company repaid $2.5 million of debt with free cash flow. At the end of the first quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.4x.

FINANCIAL GUIDANCE

Today, the Company maintained its guidance for the full year 2025. All guidance is current as of the time provided and is subject to change.

	FY 2024	FY 2025 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$581.6	$560	$575	$590
Adjusted EBITDA	$64.4	$60	$63	$66
Free Cash Flow	$77.7	$43	$46.5	$50

The Company’s 2025 guidance reflects our team’s strategic execution in lower demand conditions, as a result of customers’ continued efforts to de-stock their channel inventories. While there is elevated economic uncertainty, the Company’s ability to drive growth through strategic execution, strong demand in our Military and Other end markets, and further inventory normalization should support gradual demand improvement in the second half of 2025.

The Company’s 2025 Free Cash Flow guidance reflects continued working capital efficiencies and capital expenditures of between $13 and $17 million.

1 This amount is reduced to approximately $125.7 million after taking into account the $77.5 million of outstanding borrowings under the credit facility as of March 31, 2025.

FIRST QUARTER 2025 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, May 7, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 076294.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; volatility in the prices or availability of raw materials critical to our business; geopolitical and economic developments, including foreign trade relations and associated tariffs; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weakness in internal control over financial reporting identified in preparing our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2024. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 23 facilities, of which 22 are in use, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense and legal costs due to the former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$183	$206
Receivables, net of allowances for doubtful accounts of $270 at March 31, 2025 and $248 at December 31, 2024	57,927	49,782
Inventories, net	55,834	54,756
Tooling in progress	4,432	4,761
Prepaid expenses and other current assets	3,635	3,439
Total current assets	122,011	112,944
Property, plant and equipment, net	152,724	156,528
Assets held for sale	1,402	1,402
Goodwill	92,650	92,650
Intangible assets, net	50,001	51,734
Operating lease assets	27,297	28,615
Other long-term assets	1,617	1,697
Total assets	$447,702	$445,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$49,749	$39,119
Current portion of operating lease obligation	4,806	4,914
Accrued liabilities:
Salaries, wages, and payroll taxes	6,163	5,094
Bonuses and deferred compensation	2,630	4,626
Other current liabilities	9,589	10,839
Total current liabilities	72,937	64,592
Bank revolving credit notes	77,479	79,725
Operating lease obligation, less current maturities	24,219	25,412
Deferred compensation, less current portion	3,877	4,719
Deferred income tax liability	16,293	16,831
Other long-term liabilities	2,940	2,538
Total liabilities	$197,745	$193,817
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,418,092 shares issued at March 31, 2025 and 22,300,106 at December 31, 2024	—	—
Additional paid-in-capital	207,007	207,076
Retained earnings	60,106	60,086
Treasury shares at cost, 2,003,997 shares at March 31, 2025 and 1,883,198 at December 31, 2024	(17,156)	(15,409)
Total shareholders’ equity	249,957	251,753
Total liabilities and shareholders' equity	$447,702	$445,570

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income

(in thousands, except share amounts and per share data)

	Three Months Ended
	March 31,
	2025	2024
Net sales	$135,579	$161,269
Cost of sales	120,255	140,336
Amortization of intangible assets	1,733	1,733
Bonuses and deferred compensation	3,325	3,800
Other selling, general and administrative expenses	8,689	7,769
Income from operations	1,577	7,631
Interest expense	(1,567)	(3,356)
Income before taxes	10	4,275
Income tax expense (benefit)	(10)	1,034
Net income and comprehensive income	$20	$3,241

Earnings per share:
Basic	$0.00	$0.16
Diluted	$0.00	$0.16

Weighted average shares outstanding:
Basic	20,520,696	20,485,933
Diluted	20,750,938	20,700,046

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20	$3,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,750	7,521
Amortization	1,733	1,733
Allowance for doubtful accounts	22	(16)
Inventory excess and obsolescence reserve	(164)	(247)
Stock-based compensation expense	1,101	1,157
Loss (gain) on disposal of property, plant and equipment	(3)	2
Deferred compensation	275	316
Non-cash lease expense	1,318	1,215
Other non-cash adjustments	70	69
Changes in operating assets and liabilities:
Accounts receivable	(8,167)	(12,870)
Inventories	(914)	1,923
Tooling in progress	329	225
Prepaids and other current assets	(186)	(199)
Accounts payable	10,444	6,727
Deferred income taxes	(538)	1,159
Operating lease obligations	(1,303)	(1,128)
Accrued liabilities	(3,454)	(203)
Net cash provided by operating activities	8,333	10,625
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,962)	(2,775)
Proceeds from sale of property, plant and equipment	3	107
Net cash used in investing activities	(2,959)	(2,668)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	282,113	119,351
Payments on bank revolving credit notes	(284,359)	(127,026)
Repayments of other long-term debt	—	(195)
Shares withheld for employees' taxes	(1,170)	(683)
Purchase of treasury stock	(1,747)	—
Payments on finance leases	(234)	(107)
Proceeds from the exercise of stock options	—	345
Net cash used in financing activities	(5,397)	(8,315)
Net decrease in cash and cash equivalents	(23)	(358)
Cash and cash equivalents at beginning of period	206	672
Cash and cash equivalents at end of period	$183	$314

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31,
	2025	2024
Net income and comprehensive income	$20	$3,241
Interest expense	1,567	3,356
Provision (benefit) for income taxes	(10)	1,034
Depreciation and amortization	9,483	9,254
EBITDA	11,060	16,885
Stock-based compensation expense	1,101	1,157
Legal costs due to former fitness customer	—	479
Adjusted EBITDA	$12,161	$18,521
Net sales	$135,579	$161,269
EBITDA Margin	8.2%	10.5%
Adjusted EBITDA Margin	9.0%	11.5%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended
	March 31,
	2025		2024
	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$20	$0.00	$3,241	$0.16
Stock-based compensation expense	1,101	0.05	1,157	0.06
Legal costs due to former fitness customer	—	—	479	0.02
Tax effect of above adjustments	(142)	(0.01)	(271)	(0.01)
Adjusted net income and comprehensive income	$979	$0.04	$4,606	$0.22

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended
	March 31,
	2025	2024
Net cash provided by operating activities	$8,333	$10,625
Less: Capital expenditures	2,962	2,775
Free cash flow	$5,371	$7,850